Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

CHARTER COMMUNICATIONS, INC.

The undersigned, Richard R. Dykhouse, certifies that he is the Vice President, Associate General Counsel and Corporate Secretary of Charter Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1) The name of the Corporation is Charter Communications, Inc.  The original Certificate of Incorporation of the Corporation and an Amended and Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on July 22, 1999, and November 30, 2009, respectively.

(2) This Amended and Restated Certificate of Incorporation amends and, as amended, restates in its entirety the Certificate of Incorporation and has been duly made, executed and acknowledged by the officers of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

(3) The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: NAME

The name of the corporation is Charter Communications, Inc. (the “Corporation”).

SECOND: REGISTERED OFFICE

The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, City of Wilmington, New Castle County, State of Delaware.  The name of its registered agent at such address is Corporation Service Company.

THIRD: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: CAPITAL STOCK

(a) AUTHORIZED CAPITAL STOCK.

(i) The total number of shares of stock that the Corporation shall have authority to issue is 1,175,000,000 shares, consisting of: (1) 900,000,000 shares of Class A

Common Stock, par value $.001 per share (“Class A Common Stock”); (2) 25,000,000 shares of Class B Common Stock, par value $.001 per share (“Class B Common Stock”); and (3) 250,000,000 shares of Preferred Stock, par value $.001 per share (“Preferred Stock”), issuable in one or more series as hereinafter provided.  Except as otherwise provided in this Certificate of Incorporation, Class A Common Stock and Class B Common Stock shall be identical in all respects and shall have equal rights and privileges.  Class A Common Stock and Class B Common Stock are herein sometimes collectively or individually referred to as the “Common Stock.”

(ii) The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but the number of authorized shares of Class A Common Stock may not be decreased below (1) the number of shares thereof then outstanding plus (2) the number of shares of Class A Common Stock issuable upon the conversion of Class B Common Stock and the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock, and the number of authorized shares of Preferred Stock may not be decreased below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock together with any other class of capital stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.

(iii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purposes of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation.  All shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock shall, upon issue, be validly issued, fully paid and non-assessable.

(b) COMMON STOCK VOTING RIGHTS AND DIRECTORS; DIVIDENDS AND DISTRIBUTIONS; SPLITS; OPTIONS; MERGERS; LIQUIDATION; PREEMPTIVE RIGHTS; CONVERSION.

(i) Common Stock Voting Rights and Directors.

(A) The holders of shares of Common Stock shall have the following voting rights and powers:

       (1) Each holder of Class A Common Stock shall be entitled, with respect to each share of Class A Common Stock held by such holder on the applicable record date, to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise; provided, however, that the votes attributable to each share of Class A Common Stock held by any holder (other than an Authorized Class B Holder, as defined in Clause

(b)(viii)(B) of this Article FOURTH) shall be automatically reduced pro rata amongst all shares of Class A Common Stock held by such holder and (if applicable) shares of Class A Common Stock held by any other holder (other than an Authorized Class B Holder) included in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with such holder, so that no “person” or “group” (other than an Authorized Class B Holder) is or becomes the holder or “beneficial owner” (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 34.9% of the combined voting power of the capital stock of the Corporation; provided, further that (i) a majority of the Disinterested Board Members shall have the authority (x) to determine the application of the immediately preceding proviso and make any necessary adjustments to the number of votes attributable to each share of Class A Common Stock pursuant to such proviso, which determination and/or adjustment if made in good faith shall be conclusive and binding on the Corporation and its stockholders, and (y) to waive such proviso with respect to any “person” or “group” (a “Relevant Interested Stockholder”) and (ii) in no event shall such proviso continue to be applicable from and after September 15, 2014; provided, further that for purposes of clause (i)(y) of the immediately preceding proviso, reference to an “Interested Stockholder” in the definition of Disinterested Board Members shall instead be deemed to refer to the “Relevant Interested Stockholder” to whom such waiver would apply.  For the avoidance of doubt, nothing herein shall reduce the voting rights attributable to any shares of capital stock held from time to time by any Authorized Class B Holder.

                        (2) Each holder of Class B Common Stock shall be entitled, with respect to each share of Class B Common Stock held by such holder on the applicable record date, to a number of votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise, such that shares of Class B Common Stock, in the aggregate, constitute at all times during which shares of Class B Common Stock are outstanding 35% (determined on a fully diluted basis) of the combined voting power of the capital stock of the Corporation.  For purposes of this clause (2), any determination “on a fully diluted basis” shall be determined in the same manner as under the Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated on March 6, 2007, among Charter Communications Operating, LLC, CCO Holdings, LLC, the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Chase Bank, N.A., as administrative agent, J.P. Morgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, Citicorp North America, Inc., Deutsche Bank Securities Inc., General Electric Capital Corporation and Credit Suisse Securities (USA) LLC, as revolving facility co-documentation agents, and Citicorp North America, Inc., Credit Suisse Securities (USA) LLC, General Electric Capital Corporation and Deutsche Bank Securities Inc., as term facility co-documentation agents, as the same may be amended, supplemented or modified from time to time.

(B) The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

               (1) In all elections of directors, the holders of Class B Common Stock voting together as a separate class shall be entitled to elect thirty five percent (35%) of the members of the Board of Directors (rounded up to the next whole number).

        (2) The holders of Class A Common Stock voting together as a separate class (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of shares of Preferred Stock), shall be entitled to elect each other member of the Board of Directors not elected by holders of Class B Common Stock pursuant to Clause (b)(i)(B)(1) of this Article FOURTH (and except for any member of the Board of Directors elected separately by the holders of one or more series of Preferred Stock); provided, however, that at such time as all outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock in accordance with Clause (b)(viii) of this Article FOURTH, the holders of Class A Common Stock (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of shares of Preferred Stock) shall be entitled to elect all members of the Board of Directors (other than any member of the Board of Directors elected separately by the holders of one or more series of Preferred Stock).

        (3) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause of a member of the Board of Directors elected by the holders of Class A Common Stock voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of Preferred Stock) or, if prior to the Company’s first annual meeting of stockholders after the Effective Date, appointed by a holder of Class A Common Stock pursuant to the Joint Plan, shall be filled by majority vote of the remaining director or directors so elected or so appointed by the holders of Class A Common Stock, even if less than a quorum, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the vote of the holders of Class A Common Stock, voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of Preferred Stock).  Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause of a member of the Board of Directors elected by the holders of Class B Common Stock voting separately as a class or, if prior to the Company’s first annual meeting of stockholders after the Effective Date, appointed by the holders of Class B Common Stock pursuant to the Joint Plan, shall be filled by majority vote of the remaining director or directors so elected or so appointed by the holders of Class B Common Stock, even if less than a quorum, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the vote of the holders of Class B Common Stock voting separately as a class; provided, however, that at such time as all outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock in accordance with Clause (b)(viii) of this Article FOURTH, any such vacancies shall be filled by majority vote of the remaining directors then in office, although less than a quorum, or by a sole remaining director, or if there are no such directors or such directors fail to fill such vacancies within thirty (30) days, by the holders of Class A Common Stock (or if any holders of shares of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, together as one class with such holders of Preferred Stock).  The foregoing provisions of this Clause (b)(i)(B)(3) of this Article FOURTH shall not apply to any members of the Board of Directors elected by one or more series of Preferred Stock voting as a separate class.  “Joint Plan” shall mean the joint plan of reorganization filed by the Corporation, Charter Investment, Inc. and certain of the Corporation’s direct and indirect subsidiaries, which Joint Plan, pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), was confirmed by an order, entered November 17, 2009, of the United States Bankruptcy Court for the Southern District of New York, a court having jurisdiction of a proceeding under the Bankruptcy Code.

        (4) If the number of directors to be appointed to the initial Board of Directors pursuant to Article VI.N. of the Joint Plan yields less than eleven (11) individuals, the remaining directors on the initial Board of Directors (the “Gap Directors”) shall be filled on or after the 31st day after the Effective Date by majority vote of the entire Board of Directors.  If, prior to the Company’s first annual meeting of stockholders after the Effective Date, there are any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause of a Gap Director, such vacancies shall be filled by majority vote of the remaining members of the entire Board of Directors.

(C) Except as otherwise required by applicable law, and Clauses (b)(i)(A) and (b)(i)(E) of this Article FOURTH notwithstanding, the Corporation shall not, without the prior affirmative vote of holders of at least a majority of the voting power of the outstanding Class B Common Stock voting as a separate class, amend, modify or repeal, or agree to amend, modify or repeal, in each case including by merger, consolidation or otherwise, Clauses (a)(i), (a)(ii), (a)(iii), (b)(i)(A), (b)(i)(B)(1), (b)(i)(B)(3), this (b)(i)(C), (b)(i)(D), (b)(ii), (b)(iii), (b)(v), (b)(vi) or (b)(viii) of this Article FOURTH, Clause (a) or (b) of Article FIFTH, Article SIXTH, Article EIGHTH, Article NINTH or Article TENTH.

(D) Except as otherwise required by applicable law, and Clauses (b)(i)(A) and (b)(i)(E) of this Article FOURTH notwithstanding, the Corporation shall not, without the prior affirmative vote of holders of at least a majority of the voting power of the outstanding Class A Common Stock voting as a separate class, amend, modify or repeal, or agree to amend, modify or repeal, in each case including by merger, consolidation or otherwise, Clauses (a)(i), (a)(ii), (b)(i) (A), (b)(i)(B), (b)(i)(C), this (b)(i)(D), (b)(ii), (b)(iii), (b)(v), (b)(vi) or (b)(viii) of this Article FOURTH, Clause (a) or (c) of Article FIFTH, Article SIXTH, Article EIGHTH, Article NINTH or Article TENTH.

(E) Except as otherwise provided in this Certificate of Incorporation (including without limitation Clauses (b)(i)(B), (b)(i)(C) and (b)(i) of this Article FOURTH, Article FIFTH and Article EIGHTH of this Certificate of Incorporation) or required by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or if any holders of shares of any series of Preferred Stock are entitled to vote together with the holders of Common Stock, as one class with such holders of such series of Preferred Stock).

(ii) Dividends and Distributions.

(A) Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that, subject to the provisions of this Clause (b)(ii) of this Article FOURTH, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.

(B) In the case of dividends or other distributions on Common Stock payable in Class A Common Stock or Class B Common Stock, including without limitation distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock.  In the case of any such dividend or distribution payable in shares of Class A Common Stock or Class B Common Stock, each class of Common Stock shall receive a dividend or distribution in shares of its class of Common Stock and the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number.

(iii) Stock Splits.

The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

(iv) Options, Rights or Warrants.

The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, consistent with the terms and provisions of this Certificate of Incorporation and as shall be approved by the Board of Directors.

(v) Mergers, Consolidation, Etc.

In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or converted into the same kind and amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or converted; provided, however, that if shares of Common Stock are exchanged for or converted into shares of capital stock, such shares received upon such exchange or conversion may differ, but only in a manner substantially similar to the manner in which Class A Common Stock and Class B Common Stock differ, and, in any event, and without limitation, the conversion rights and obligations of the holders of Class B Common Stock and the other relative rights and treatment accorded to the Class A Common Stock and Class B Common Stock in this Clause (b) of this Article FOURTH shall be preserved.  To the fullest extent permitted by law, any construction, calculation or interpretation made by the Board of Directors in determining the application of the provisions of this Clause (b)(v) of this Article FOURTH in good faith shall be conclusive and binding on the Corporation and its stockholders.

(vi) Liquidation Rights.

In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of any series of Preferred Stock entitled thereto, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of Class A Common Stock and Class B Common Stock treated as a single class.

(vii) No Preemptive Rights.

The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

(viii) Conversion of Class B Common Stock.

(A) Each holder of a share of Class B Common Stock shall have the right to convert such share into one (1) fully paid and non-assessable share of Class A Common Stock, at any time and from time to time.

(B) Shares of Class B Common Stock shall at all times be held only by Authorized Class B Holders (as hereinafter defined).  In that regard, each share of Class B Common Stock Transferred (as hereinafter defined) to one or more persons or entities other than Authorized Class B Holders shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such Transfer.  “Authorized Class B Holders”

shall mean any of (1) Mr. Allen, (2) his estate, spouse, immediate family members and heirs and (3) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons or entities referred to in clause (2) above or a combination thereof.  “Transfer” shall mean any sale, assignment, gift, pledge, hypothecation, mortgage, exchange or other disposition.

(C) At any time on or after January 1, 2011 and until September 15, 2014, a majority of the Disinterested Board Members (as hereinafter defined) shall have the right to cause each share of Class B Common Stock held by such holder to automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock.  At any time on or after September 15, 2014, a majority of the members of the Board of Directors (excluding members of the Board of Directors elected by the holders of Class B Common Stock pursuant to Clause (b)(i)(B)(1) of this Article FOURTH) shall have the right to cause each share of Class B Common Stock held by such holder to automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock.  “Disinterested Board Members” shall mean only those members of the Board of Directors that would qualify as “Independent directors” within the meaning of NASDAQ Marketplace Rule 5605(a)(2) (or any successor provision), whether or not applicable, including the requirements in clauses (C) through (G) thereof (or any successor provisions), with respect to the Company and each Interested Stockholder and each Affiliate and each Associate of each Interested Stockholder; provided, that in no event shall a Disinterested Board Member include any member (1) elected by the holders of Class B Common Stock pursuant to Clause (b)(i)(B)(1) of this Article FOURTH or (2) who is an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder (as such terms are defined in Clause (b) of Article EIGHTH).

(D) As promptly as practicable following the surrender by a holder of a certificate representing shares of Class B Common Stock to be converted pursuant to Clause (b)(viii)(A) of this Article FOURTH or a certificate formerly representing shares of Class B Common Stock that have been converted pursuant to Clause (b)(viii)(B) or (C) of this Article FOURTH, and the payment in cash of any amount required by the provisions of Clause (b)(viii)(G) of this Article FOURTH, the Corporation shall deliver or cause to be delivered at the office of the transfer agent a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct.  Such conversion shall be deemed to have been effected (1) immediately prior to the close of business of the Corporation on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock in the case of a conversion under Clause (b)(viii)(A) of this Article FOURTH, (2) immediately prior to the close of business of the Corporation on the date of Transfer in the case of an automatic conversion under Clause (b)(viii)(B) of this Article FOURTH and (3) immediately prior to the close of business of the Corporation on the date of the determination by the Board of Directors in the case of conversion under Clause (b)(viii)(C) of this Article FOURTH.  At the close of business of the Corporation on the date any such conversion is made or deemed to be effected, except as otherwise provided herein all rights of the holder of such shares of Class B Common Stock as a holder thereof shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock as of such date; provided, however, that if any such conversion is made or deemed to be effected on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes upon the opening of business of the Corporation on the next succeeding day on which the stock transfer books are open.

(E) In the event of a recapitalization, reorganization, reclassification or other event as a result of which the shares of Class A Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then a holder of Class B Common Stock shall be entitled to receive upon conversion the same kind and amount of such stock, security, cash and/or other property that such holder would have received if such conversion had occurred immediately prior to the record date or effective date of such event.

(F) No adjustments in respect of dividends (other than dividends paid in stock or securities of the Corporation) shall be made upon the conversion of any shares of Class B Common Stock except as otherwise provided herein; provided, however, that if a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on such date notwithstanding the conversion thereof or the default in payment of the dividend or distribution due on such date.

(G) The issuance of certificates for shares of Class A Common Stock upon conversion of Class B Common Stock shall be made without charge to the holders of such shares for any transfer or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(H) Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be retired and not available for reissue by the Corporation.

(c) PREFERRED STOCK.

The Board of Directors is hereby expressly granted authority from time to time to issue Preferred Stock in one or more series and with respect to any such series, subject to the terms and conditions of this Certificate of Incorporation, to fix by resolution or resolutions the numbers of shares, designations, powers, preferences and relative, participating, optional or other special rights of such series and any qualifications, limitations or restrictions thereof, including but without limiting the generality of the foregoing, the following:

(i) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;

(ii) entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

(iii) entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;

(iv) providing for the conversion or exchange, at the option of the holder or of the Corporation or both, or upon the happening of a specified event, of the shares of Preferred Stock into shares of any other class or classes or series of capital stock of the Corporation or of any series of the same or any other class or classes, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine, or providing for no conversion;

(v) providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, or upon the happening of a specified event, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

(vi) providing for voting rights or having limited voting rights or enjoying general, special or multiple voting rights; and

(vii) specifying the number of shares constituting that series and the distinctive designation of that series.

FIFTH:  REMOVAL OF DIRECTORS

(a) REMOVAL FOR CAUSE.

Any director may be removed from office for cause by the affirmative vote of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock (and any series of Preferred Stock then entitled to vote at an election of directors), voting together as one class.

(b) CLASS B COMMON REMOVAL WITHOUT CAUSE.

Any director elected by the vote of the holders of Class B Common Stock voting separately as a class may be removed from office at any time, without cause, solely by the affirmative vote of a majority of the voting power of the outstanding shares of Class B Common Stock, voting as a separate class.

(c) CLASS A COMMON REMOVAL WITHOUT CAUSE.

Any director elected by the vote of the holders of Class A Common Stock voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of Preferred Stock) may be removed from office at any time, without cause, solely by the affirmative vote of a majority of the voting power of the outstanding shares of Class A Common Stock, voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Class A Common Stock, as one class with such holders of Preferred Stock).

SIXTH: BYLAWS

The Board of Directors may from time to time adopt, make, amend, supplement or repeal the Bylaws, except as provided in this Certificate of Incorporation or in the Bylaws.  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: DIRECTOR EXCULPATION

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or hereafter may be amended.  No amendment, alteration or repeal of this Article SEVENTH shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH would accrue or arise, prior to such amendment, alteration or repeal.

EIGHTH: CERTAIN BUSINESS COMBINATIONS

(a) REQUIREMENTS TO EFFECT CERTAIN BUSINESS COMBINATIONS.

In addition to any affirmative vote required by law or this Certificate of Incorporation or the Bylaws, a Business Combination (as hereinafter defined) involving as a party, or proposed by or on behalf of, an Interested Stockholder (as hereinafter defined) or an Affiliate (as hereinafter defined) or Associate (as hereinafter defined) of an Interested Stockholder or a person who upon consummation of such Business Combination would become an Affiliate or Associate of an Interested Stockholder shall, except as otherwise prohibited by applicable law, as in effect from time to time, require both of the following conditions to be satisfied:

(i) a majority of the Continuing Directors (as hereinafter defined) shall have determined (after consultation with their outside legal and financial advisors) that such Business Combination, including without limitation, the consideration to be received in connection therewith, is fair to the Corporation and its stockholders (other than any stockholder that is an Interested Stockholder in respect of such Business Combination and the Affiliates and Associates (if any) of such Interested Stockholder); and

(ii) holders of not less than a majority of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock Beneficially Owned (as hereinafter defined) by any Interested Stockholder or any Affiliate or Associate of such Interested Stockholder, shall have approved such transaction.  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage affirmative vote, or the vote of any other class of stockholders, may otherwise be required, by law or otherwise.

(b) CERTAIN DEFINED TERMS.

For purposes of this Article EIGHTH, the following definitions shall apply:

(i) “Business Combination” shall mean:

(A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Stockholder or (B) any other company (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

(B) any (1) sale, lease, exchange, mortgage, pledge, transfer or other disposition or hypothecation of assets of the Corporation or of any Subsidiary (whether or not in connection with the dissolution of the Corporation) to or for the benefit of, or (2) purchase by the Corporation or any Subsidiary from, or (3) issuance by the Corporation or any Subsidiary of securities to, or (4) investment, loan, advance, guarantee, participation or other extension of credit by the Corporation or any Subsidiary to, from, in or with or (5) establishment of a partnership, joint venture or other joint enterprise with or for the benefit of, in each case, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which transaction, alone or taken together with any related transaction or transactions, has an aggregate fair market value and/or involves aggregate commitments of $50,000,000 or more or any arrangement, whether as employee, consultant or otherwise (other than service as a director), pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, attain any control over or responsibility for the management of any aspect of the business or affairs of the Corporation or any Subsidiary which involves assets which have an aggregate fair market value of $50,000,000 or more; or

(C) any (1) reclassification of securities (including any reverse stock split), or (2) recapitalization of the Corporation (including any change to or exchange of securities of the Corporation), or (3) merger or consolidation of the Corporation with any of its Subsidiaries or (4) other transaction (whether or not with or otherwise involving as a party an Interested Stockholder) that, in each case, has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock, or any securities convertible into or exchangeable for capital stock or other equity securities, of the Corporation or any Subsidiary Beneficially Owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(D) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing Clauses (b)(i)(A), (b)(i)(B) and (b)(i)(C) of this Article EIGHTH.

Notwithstanding anything to the contrary in this Certificate of Incorporation, in no event shall a “Business Combination” include any transaction expressly contemplated by the Joint Plan (including, without limitation, the issuance of any securities pursuant thereto, including securities issued or issuable from time to time upon exercise, conversion or exchange thereof, and the payment of specified fees and expenses, and the assumption and performance of any executory contracts, thereunder) or any conversion of Class B Common Stock into Class A Common Stock under Clause (b)(viii) of Article FOURTH of this Certificate of Incorporation.

(ii) “Affiliate” in respect of a person shall mean any person (other than an Exempt Person) controlling, controlled by or under common control with such person.

(iii) “Associate” in respect of an individual shall mean (A) any corporation or other organization of which such person is an officer or partner or otherwise participates in a material way in the management or policy-making thereof or is the Beneficial Owner of ten percent (10%) or more of any class of voting equity security, (B) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity and (C) any parent or lineal descendant of such person or the spouse of such person or any relative of such person who has the same home as such person or who is a director, officer, partner, limited liability company member, trustee or other fiduciary of any organization of which such person is also a director, officer, partner, limited liability company member, trustee or other fiduciary or substantial beneficiary.  The term “Associate” in respect of any company means (A) any director, officer or trustee of such company or in the case of a limited liability company any manager or managing member or in the case of a partnership any general partner, (B) any other person who participates in a material way in the management or policy-making of such company and (C) any person who is the Beneficial Owner of ten percent (10%) or more of any class of equity security of such company.  In no event shall an “Associate” include an Exempt Person.

(iv) A person shall be a “Beneficial Owner” of any capital stock or other securities of the Corporation: (A) which such person or any of its Affiliates or Associates owns or has the economic benefit of ownership of, directly or indirectly; (B) which such person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or (C) which any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock, owns or has the economic benefit of ownership of.  For the purposes of determining whether a person is an “Interested Stockholder”, the number of shares of capital stock of the Corporation deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Clause (b)(iv) of this Article EIGHTH, but shall not include any other shares of capital stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v) “Continuing Director” with respect to an Interested Stockholder shall mean any member of the Board of Directors (while such person is a member of the Board of Directors) who is not an Affiliate or Associate or representative of such Interested Stockholder (including any person nominated to the Board of Directors by such Interested Stockholder or an Affiliate or Associate of such Interested Stockholder).

(vi) “Interested Stockholder” shall mean any person (other than (A) the Corporation or any Subsidiary, (B) any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or (C) any trustee or fiduciary with respect to any such plan or holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of the Corporation or any Subsidiary when acting in such capacity (the persons and entities described in the foregoing clauses (A)-(C) being referred to herein as “Exempt Persons”)) who is, or has announced or publicly disclosed a plan or intention to become, the Beneficial Owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

(vii) “Subsidiary” shall mean any corporation, partnership, joint venture or other legal entity of which the Corporation (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies.

(viii) “Voting Stock” shall mean all shares of capital stock of the Corporation entitled generally to vote on the election of any director of the Corporation (without reference to any terms of any Preferred Stock providing for special voting rights or restrictions with respect to particular matters), including, without limitation, shares of Class A Common Stock and shares of Class B Common Stock.

(c) CERTAIN DETERMINATIONS.

A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article EIGHTH, including without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of capital stock or other securities Beneficially Owned by any person, (iii) whether a person is an Affiliate or Associate of another person, (iv) whether a Business Combination is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who upon consummation of such Business Combination would become an Affiliate or Associate of such Interested Stockholder, (v) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate fair market value of $50,000,000 or more, and (vi) the application of any other term used in this Article

EIGHTH.  Any such determination made in good faith shall be binding and conclusive on the Corporation, all of its stockholders and all other parties.

(d) AMENDMENT OF THIS ARTICLE.

Notwithstanding anything to the contrary in this Certificate of Incorporation, and in addition to the requirements of Clauses (b)(i)(C) and (b)(i)(D) of Article FOURTH, any proposal to alter, amend or repeal, or to adopt any provision inconsistent with, this Article EIGHTH, including in each case by merger, consolidation or otherwise, shall require the affirmative vote of the holders of not less than a majority of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder.

NINTH: TRADING RESTRICTIONS

(a) RIGHT TO IMPOSE TRADING RESTRICTIONS

(i) In the event that both (1) the Corporation’s Equity Value has fallen below $3,200,000,000.00 (the “Trigger Price”) and (2) an “owner shift” of at least 25 percentage points has occurred during the relevant “testing period” with respect to the Corporation’s equity for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (collectively, “Section 382”), as reasonably determined by the Corporation (in consultation with outside counsel) in accordance with Section 382 (Clauses (a)(i)(1) and (a)(i)(2) of this Article NINTH are collectively referred to herein as the “Trigger Provisions”), then the Board of Directors shall meet on an expedited basis to determine whether to impose restrictions on the trading of the Corporation’s stock in accordance with this Article NINTH and to determine the specific terms of such restrictions.  Unless otherwise defined herein, all terms used in this Article NINTH (including but not limited to “5% shareholder,” “testing period,” “ownership change,” and “owner shift”) are intended to have the meanings ascribed to them under Section 382 and shall be construed accordingly.

(ii) The Board of Directors’ ability to impose trading restrictions pursuant to this Article NINTH shall terminate on the fifth anniversary of the Emergence Date (as hereinafter defined); provided, however, that any trading restrictions imposed by the Board of Directors pursuant to this Article NINTH prior to such fifth anniversary shall remain in full force and effect until the Trigger Provisions are no longer satisfied.

(b) CERTAIN DEFINED TERMS

(i) “Emergence Date” shall mean November 30, 2009, which is the date the Corporation emerged from chapter 11 bankruptcy protection.

(ii) “Equity Value” as of any date shall mean the total valuation of the Corporation’s equity securities (including preferred stock and common stock and adjusted for any extraordinary dividends, as determined in good faith by the Board of Directors) calculated as follows: (1) for any class of stock that is publicly traded for at least 20 trading days prior to such determination, the value determined using the volume-weighted average trading price of such stock for each trading day during the previous 20 trading days, plus (2) for any class of stock that is not publicly traded for at least 20 trading days prior to such determination, the fair market value of such stock, as reasonably determined by the Board of Directors after consultation with an investment banking firm of nationally recognized standing.

(c) PROCEDURE TO IMPOSE TRADING RESTRICTIONS

Except as provided in this Article NINTH, after the Emergence Date, the Corporation shall not impose any trading restrictions on transfers of the Corporation’s stock.

If the Board of Directors determines to impose trading restrictions on transfers of the Corporation’s stock pursuant to this Article NINTH, which shall require the affirmative vote of at least two thirds (2/3) of all directors, then the Corporation shall promptly announce the imposition and terms of such trading restrictions by means of a press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission.  The terms of such restrictions, including the form of any notice or application documentation that may be associated with such restrictions, shall also be described by the Corporation in each quarterly and annual report filed by the Corporation with the Securities and Exchange Commission.

(d) PRINCIPAL TERMS OF TRADING RESTRICTIONS

If the Board of Directors determines to impose trading restrictions on transfers of the Corporation’s stock in accordance with this Article NINTH, the principal terms of such trading restrictions shall be the terms set forth in this Clause (d) of Article NINTH.  The Board of Directors shall have the authority in its sole discretion to determine and establish the definitive and ancillary terms of such trading restrictions so long as such terms are consistent with the following provisions of this Article NINTH:

(i) Any acquisition of the Corporation’s stock by a person or entity that is not a 5% shareholder of the Corporation will be null and void ab initio as to the purchaser to the extent such acquisition causes such person or entity to become a 5% shareholder of the Corporation unless the acquisition of such stock (1) was previously approved in writing by the Board of Directors, (2) is a Permitted Acquisition or (3) is covered by Clause (d)(v) of this Article NINTH.  “Permitted Acquisition” shall mean an acquisition that will not result in an increase in an “owner shift” for purposes of Section 382 in excess of any “owner shift” that would have occurred if the seller had sold the same amount of stock through general public market transactions (e.g., because the stock is purchased from another 5% shareholder whose stock acquisition had caused an owner shift).

(ii) Any acquisition of the Corporation’s stock by a 5% shareholder of the Corporation will be null and void ab initio as to the purchaser unless the acquisition of such stock (1) was previously approved in writing by the Corporation’s Board of Directors, (2) is a Permitted Acquisition or (3) is covered by Clause (d)(v) of this Article NINTH.

(iii) Any person or entity seeking to use the “Permitted Acquisition” exception in the case of Clause (d)(i) or (d)(ii) of this Article NINTH shall either (1) contemporaneously with such transaction, notify the Corporation in writing of such transaction, represent in writing to the Corporation that such transaction is a Permitted Acquisition, and acknowledge in writing that if such transaction is not a Permitted Acquisition such person or entity will be subject to the consequences set forth in this Article NINTH or (2) prior to such transaction, notify the Corporation of its intent to engage in a Permitted Acquisition and provide relevant factual information sufficient to establish that the acquisition will qualify as a Permitted Acquisition, and within 10 business days of such notice, the Corporation shall indicate whether such proposed transaction will qualify as a Permitted Acquisition.  For the avoidance of doubt, any transaction covered by Clause (d)(v) of this Article NINTH shall not be subject to the restrictions and procedures of this Article NINTH.

(iv) The Corporation shall announce by press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission if its Board of Directors determines that trading restrictions are no longer required or if the Trigger Provisions are no longer satisfied; provided, however, that if trading restrictions shall be imposed following a decline in the Corporation’s equity value, any increase in the value of the Corporation’s stock shall not result in the lapse of such trading restrictions unless such increase (determined using the same methodology set forth in the definition of Equity Value above ) is at least 10% greater than the Trigger Price.

(v) Notwithstanding the foregoing, the Board of Directors shall have no authority pursuant to this Article NINTH to restrict or otherwise limit in any manner (1) the disposition of shares of capital stock of the Corporation by any stockholder of the Corporation, (2) any issuance by the Corporation of Common Stock pursuant to the Exchange Agreement or the CII Settlement Claim Warrants (as defined in the Joint Plan), (3) any conversion of Class B Common Stock into Class A Common Stock, (4) any distributions upon, or adjustments to, any shares of Class B Common Stock or warrants (or any shares issuable upon exchange, conversion, or exercise thereof) to which the holder of such interest is otherwise entitled, or (5) any acquisition of Common Stock pursuant to clause (2), (3), or (4) above.

(e) REQUIREMENT TO PROVIDE INFORMATION REGARDING SHARE OWNERSHIP

All stockholders of the Corporation that have filed or would be required to file a Schedule 13D or 13G with the Securities and Exchange Commission with respect to the Corporation shall be required to provide information to the Corporation regarding such stockholder’s ownership of the Corporation’s stock, including the dates of the acquisition and disposition of such stock and the amounts of such acquisitions and dispositions, to the extent requested by the Corporation.  Such information shall be provided within five business days of the Corporation’s request, and, at the stockholder’s request, the Corporation shall execute a standard confidentiality agreement with respect to such information.

TENTH: AMENDMENT, ETC.

Subject in each instance to Clauses (b)(i)(C), (b)(i)(D) and (b)(i)(E) of Article FOURTH and Article EIGHTH of this Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter authorized by the laws of the State of Delaware.  All rights, preferences and privileges herein conferred are granted subject to this reservation.

ELEVENTH: FORUM

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the GCL or this Certificate of Incorporation or the Corporation’s Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

(Remainder of this Page Intentionally Left Blank)

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, and which was duly made, executed and acknowledged in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been signed on July 28, 2010.

                CHARTER COMMUNICATIONS, INC.

               By: /s/Richard R. Dykhouse
Name: Richard R. Dykhouse
Title: Vice President, Associate General
Counsel and Corporate Secretary